Exhibit10.13.1

CHANGE IN TERMS AGREEMENT

I
Principal	I Loan Date	I Maturity	I Loan No	Call / Coll	Account	Officer I Initials
$5,858.134.26	03-05-2019	03-01-2024		I 8100		403
References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing " * * * " has been omitted due to text length limitations.

Borrower:	LF3 Cedar Rapids, LLC	Lender:	Western State Bank
	LF3 Cedar Rapids TRS, LLC		West Fargo
	1635 43rd Street South, Suite 205		P.O. Box 617
	Fargo, ND 58103		755 13th Ave E
West Fargo, ND 58078

Principal Amount: $5,858.134.26	Date of Agreement: April 17. 2020

DESCRIPTION OF EXISTING INDEBTEDNESS. Promissory Note number 4011782 dated March 5, 2019 in the original amount of $5,858, 134.26 (Draw Down Line of Credit) with a current principal balance of $5,768,546.63.

DESCRIPTION OF CHANGE IN TERMS.

1.

CHANGE OF MATURITY DATE. Extend the maturity date of the above listed Promissory Note from March 1, 2024 to September 1, 2024 at which time all outstanding principal plus all accrued unpaid interest will be due.

2.

PAYMENT SCHEDULE. Borrower's payment schedule will be changed to the following: 47 monthly payments of principal and interest in the amount of $34,350.00 plus $10,328. 75 real estate escrow, beginning October 1, 2020, and continuing on the same day of each month thereafter; 1 final payment of all outstanding principal plus all accrued unpaid interest will be due at maturity.

3.

REPLACEMENT RESERVE. Effective the date of this agreement, the 2020 replacement reserve requirement will be waived. Next replacement reserve funding will occur in 2021 based on 2% of the trailing 12 months of revenues, 3/1/20-2/28/21.

4.

PAYMENT DEFERRAL DISCLOSURE: Given the unique and unprecedented environment surrounding the COVID-19 pandemic and related economic circumstances, the Lender has agreed to enter into this Payment Deferral and modify the loan terms as set forth herein. Each Borrower hereby acknowledges and agrees that the Lender's decision to accommodate the Borrower's requested Loan Modification is a one-time decision by the Lender and should COVID-19 continue to negatively impact the Borrower after the date hereof, the Lender has no obligation to enter into any further loan modification. Furthermore, each Borrower agrees not to assert, and each Borrower hereby forever waives any right to assert, that Lender is obligated in any way after the date hereof to enter into a further loan modification and the Lender expects that all Loan Documents will be strictly complied with by the Borrower after the date hereof. By deferring the payments, Borrower acknowledges that interest will continue to accrue during this deferment period. Borrower also understands that the final payment of all outstanding principal and interest that will be due at maturity may be larger than the final payment disclosed in the original or subsequently modified Promissory Note. During this deferment, collection of escrow for real estate taxes will also be deferred and an escrow shortage is likely. That shortage will be collected through the next escrow analysis which will provide Borrower with an option to pay the shortage in a lump sum or increase the monthly escrow payment. Nothing herein shall be deemed to waive or forgive any principal or interest under the original or subsequently modified Promissory Note.

Given the unique and unprecedented environment surrounding the COVID-19 pandemic and related economic circumstances, Borrower hereby represents and agrees not to disclose to any person or entity except for (a) the signatories hereto, (b) any attorneys and/or agents of the signatories hereto, and (c) any of its officers, partners or investors, any information related to this Change in Terms Agreement without the prior written consent of Lender. Notwithstanding the foregoing, it shall not be considered a breach of this provision for Lender to disclose the terms hereof to local, state and federal authorities, or to make disclosures to any other persons or entities when legally compelled or required to do so. In the event that Borrower is legally compelled to disclose any of the terms hereof, Borrower shall, as soon as possible, but prior to such disclosure, provide written notice to Lender regarding the proposed disclosure, including a copy of the proposed disclosure, if applicable, and also shall provide an explanation of the circumstances compelling such disclosure; to the extent such disclosure must be made, Borrower shall limit the scope of such disclosure to that which is necessary to accomplish the purpose for which the disclosure is made. Borrower further acknowledges that a breach of this provision shall entitle Lender to seek damages or other remedies for such breach at law or in equity. The terms of this section shall survive and continue in full force and effect notwithstanding the termination or expiration of this Change in Terms Agreement.

This Agreement shall become effective upon, and only upon, the occurrence of each of the following: (i) execution of this Agreement by Borrower and each and every Guarantor and (ii) delivery of this Agreement signed by Borrower and each and every Guarantor to counsel for Lender.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s) . It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

CHANGE IN TERMS AGREEMENT

(Continued)	Page 2

PRIOR TO SIGNING THIS AGREEMENT, EACH BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT. EACH BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

CHANGE IN TERMS SIGNERS :

LF3 CEDAR RAPIDS, LLC

LODGING FUND REIT Ill OP, LP, Sole Member of LF3 Cedar Rapids. LLC

LODGING FUND REIT III, INC., General Partner of Lodging Fund REIT III OP, LP
By:/s/ Katie L Cox Katie L Cox, Chief Financial Officer of Lodging Fund
REIT Ill, Inc .

LF3 CEDAR RAPIDS TRS, LLC

LODGING FUND REIT III TRS, Inc. Sole Member of LF3 Cedar Rapids TRS, LLC

By:	/s/ Katie L Cox
Katie L Cox, Chief Financial Officer of Lodging Fund
REIT III TRS, Inc.

LODGING FUND REIT Ill TRS, INC

By:	/s/ Katie L Cox
Katie L Cox, Chief Financial Officer of Lodging Fund
REIT Ill TRS, Inc .

LODGING FUND REIT Ill OP, LP

LODGING FUND REIT III, INC., Lodging Fund REIT Ill OP, LP

By:	/s/ Katie L Cox
Katie L Cox, Chief Financial Officer of Lodging Fund
REIT Ill, Inc.

LENDER:

WESTERN STATE BANK

X:	/s/ Ryan Rued
Ryan Rued, VP/Business Banking Officer